UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 28, 2013
(Date of earliest event reported: August 11, 2013)

Commission File Number 333-181444
BlueFire Equipment Corporation
(Exact name of small business issuer as specified in its charter)

Delaware	001-11476	26-2833179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1306 FM 1092, Suite 205 Missouri City, TX		77459
(Address of principal executive offices)		(Zip Code)

1113 Vine Street, Suite 125 Houston, TX		77002
(Address of former principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (866) 713-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective August 11, 2013, Dr. Anatoli Borissov was appointed as the President and Chief Operating Officer of BlueFire Equipment Corporation (the “Company”).

Effective August 28, 2013, Dr. Borissov was appointed as a director of the Company.

Dr. Borissov’s biography is below:

Dr. Anatoli Borissov

Dr. Borissov previously served as Chief Technology Officer and as a director of the Company from June 2008 to December 2011. Since October 2002, Dr. Borissov has served as the President and CEO for General Vortex Energy Inc., located in Houston. He is developing a new highly efficient engine which was supported by six grants from Office of Naval Research of the US NAVY. Dr. Borissov Previously served as the Principal Investigator for the NAVY grant “High Efficiency Fuel Cell System for Shipboard Applications” for Phase I and Phase II, between 2006 and 2009. From May 2002 to 2006, Dr. Borissov served as an adjunct Professor, in the Department of Mechanical and Nuclear Engineering, at Kansas State University.  From August 2002 to October 2004, Dr. Borissov served as the Director of Research and Development of DigiCon Inc., located in Houston, Texas.  Prior to that Dr. Borissov served in various capacities with various private and public research departments, including the University of Houston, University of Maryland, and the Russian Academy of Science, Novosibirsk, Russia.

He is the author of the experimental discovery in physics: “Rarefaction shock waves near thermodynamic critical point” (Discovery #321, Goskomitet on Discoveries, Moscow, 1986).  Prior to coming to the United States as a Fulbright Professor at the University of Maryland, Department of Aerospace Engingeering, in 1993, he served as the Head of the Department of Applied Hydrodynamics of the Russian Academy of Science in Novosibirsk, Russia and supervised 85 scientists involved in solving a number of tasks associated with combustion, gasdynamics, noise, drag reduction and detection utilizing the internal waves in the ocean.  Dr. Borissov is a world recognized expert in combustion processes, heat transfer and gas dynamics. He is the author of the book “Dynamic Structure of Detonation in Gaseous and Dispersed Media”.

Dr. Borissov has spoken at numerous conferences on thermodynamics, among other topics. Dr. Borissov has authored many significant scientific papers including those printed in the International Journal of Heat and Mass Transfer, American Institute of Aeronautic and Astronautics (AIAA), Annual review of Fluid Mechanics, Journal of Fluid Mechanics, and Physics of Fluids.  He is a member of the American Society of Mechanical Engineers (ASME) and the European Research Community on Flow, Turbulence and Combustion (ERCOFTAC). He is recipient of the prestigious National Premium in Russia for his significant scientific achievements in physics at such a young age. He was the Chairman of the Session on 13 International Conference on Dynamic Explosion and Reactive System (ICDERS), Nagoya, Japan in 1991.

Dr. Borissov is an expert in thermophysics and designed the Company’s drill bit. Dr. Borissov holds seven patents (and another two pending patents) relating to among other things, rotary drill bits.

Dr. Borissov holds several degrees including a Doctor of Science in Physics and Mathematics from the Russian Academy of Sciences, Novosibirsk, Russia (1986); a Ph.D. in Fluid Mechanics and Thermophysics from the Russian Academy of Sciences, Novosibirsk, Russia (1977); and a Master of Science in Physics and Interior Ballistics from Tomsk State University, Russia (1973).

Related Party Transactions

On August 13, 2013, the Company entered into a sublease agreement with General Vortex Energy, Inc. (“General Vortex”), for whom Dr. Borissov also serves as President and CEO of such entity.  Pursuant to the sublease, the Company is leasing approximately 1,000 square feet of space from General Vortex at 1306 FM 1092, Suite 205, Missouri City, Texas 77459, which the Company plans to use as its principal place of business.

The terms of our new sublease agreement are:

•	The sublease agreement commenced on August 13, 2013, and continues thereafter on a month-to-month basis.
•	Monthly rent in the amount of $1,000 is due on the first day of each month.
•	BlueFire agreed to indemnify General Vortex against all loss, cost, damage and expenses arising from default of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 28, 2013	BlueFire Equipment Corporation
By: /s/ William A. Blackwell
William A. Blackwell
Chief Executive Officer